Exhibit (a)(5)(B)

IBM Announces Opening of Cash Tender Offers to Acquire ILOG;

Acquisition will Enhance Business Process Management Portfolio

Armonk, N.Y. and Paris, October 14, 2008.  IBM (NYSE: IBM) today announced the commencement of cash tender offers in France and the United States, by CITLOI S.A.S., a wholly-owned subsidiary of IBM, for all outstanding shares (including shares represented by American Depositary Shares (“ADSs”)) and warrants of ILOG (NASDAQ: ILOG), (PARIS: ILO).

The cash tender offer price for the shares is EUR 10 per ordinary share and the price for the ADSs is the U.S. dollar equivalent of EUR 10, based on the Euro/U.S. dollar exchange rate as of the settlement of the tender offers(1).  The French offer is currently expected to close on November 17, 2008 and the U.S. offer is currently expected to expire at 12:00 noon EST, on November 17, 2008.

The proposed acquisition, announced on July 28, 2008, has been cleared per the Hart-Scott-Rodino Antitrust Improvement Act requirements by the US antitrust authorities and has been authorized by the French Minister of Economy.  The offers are subject to the authorization of the European antitrust authorities and to the condition that, following the expiration of the offers, CITLOI will have acquired the right to hold shares (including ADSs) and warrants representing at least 66.67 percent of ILOG’s share capital and voting rights (on a fully diluted basis).

The board of directors of ILOG has unanimously approved the offers.  Also, as previously announced, IBM has received commitments from certain ILOG shareholders to tender their shares in the offers.  These commitments together represent approximately 10 percent of ILOG’s issued share capital.  The Board of Directors of INRIA has ratified the undertaking of INRIA to tender its shares.

ILOG technologies will add significant capability across IBM’s entire software platform. In addition to bolstering IBM’s existing rules management offerings, ILOG products are expected to extend IBM into new markets through powerful yet easy-to-use tools in business rules, optimization, visualization, and supply chain management. ILOG products will help customers improve the management of business decisions.

ILOG offers tools and technologies for business managers, analysts, architects, developers and operations research professionals to use as they analyze, plan, track and improve business processes. Today, hundreds of large enterprises use ILOG technologies to automate decisions, allocate scarce resources and to build smart interfaces into their business processes. Additionally, scientists and mathematicians from hundreds of universities use ILOG products for advanced research, design, and analysis.

For example, a business rule might be applied to elevate a premier customer to the front of a phone queue as part of a customer service process. ILOG’s Business Rule Management System provides users with tools that allow greater control over the criteria that determine how and when to route those premier customers. As such, businesses can accelerate the process of initiating policy changes that may be driven by market trends or competitive activity to ensure customer satisfaction is maintained.

If completed, the acquisition of ILOG will improve IBM’s BPM and SOA position by providing customers a full set of rule management tools for information and application lifecycle management across a comprehensive platform including IBM’s leading WebSphere application development and management platform.

ABOUT ILOG

ILOG delivers software and services that empower customers to make better decisions faster and manage change and complexity. Over 3,000 corporations and more than 465 leading software vendors rely on ILOG’s market-leading business rule management systems (BRMS), supply chain applications as well as its optimization and visualization software components, to achieve dramatic returns on investment, create market-defining products and services, and sharpen their competitive edge. ILOG was founded in 1987 and employs more than 850 people worldwide. For more information, please visit http://www.ilog.com.

(1) The cash tender offer prices for the warrants are EUR 0.50 per 2003 n°1 warrants, 2003 n°2 warrants and 2005 warrants; EUR 0.65 per 2004 warrants; EUR 0.83 per 2006 warrants and EUR 1.93 per 2007 warrants.

ABOUT IBM

For more information on IBM visit: http://www.ibm.com/soa

Forward-looking Statements

The French Offer and the U.S. Offer (the “Offers”) are not being made nor will any tender of securities be accepted from or on behalf of holders in any jurisdiction in which the making of the Offers or the acceptance of any tender of securities therein would not be made in compliance with laws of such jurisdiction.

This document contains forward-looking statements. These statements are not guarantees of future performance and are subject to inherent risks and uncertainties including with respect to the factors that may affect the completion of the acquisition. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may”, “will”, “expects”, “believes”, “anticipates”, “plans”, “intends”, “estimates”, “projects”, “forecasts”, “seeks”, “could”, “should”, or the negative of such terms, and other variations on such terms or comparable terminology.

Forward-looking statements include, but are not limited to, statements about the expected future business of ILOG S.A. resulting from and following the Offers and the successful completion of the transaction. These statements reflect IBM’s, CITLOI S.A.S.’s and ILOG S.A.’s managements’ current expectations, based upon information currently available to them and are subject to various assumptions, as well as risks and uncertainties that may be outside of their control. Actual results could differ materially from those expressed or implied in such forward-looking statements. Any such forward-looking statements speak only as of the date on which they are made and IBM, CITLOI S.A.S. and ILOG S.A. shall be under no obligation to (and expressly disclaim any such obligation to) update or alter such forward-looking statements whether as a result of a new information, future events or otherwise, except to the extent legally required.

Additional Information

This document is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any securities of ILOG S.A. The terms and conditions of the U.S. Offer are set forth in the U.S. Offer to Purchase dated October 14, 2008 and the related documentation, as amended, that IBM and its subsidiary, CITLOI S.A.S., filed with the U.S. Securities and Exchange Commission (the “Commission”) on Schedule TO and the solicitation/recommendation statement on Schedule 14D-9, as amended, that ILOG S.A. filed with the Commission. The terms and conditions of the French Offer are set forth in the Note d’Information, as amended, that IBM and its subsidiary, CITLOI S.A.S., filed with the French Autorité des marchés financiers (the “AMF”) and the Note en Réponse, as amended, that ILOG S.A. filed with the AMF. The AMF granted its visa on the Note d’Information and the Note en Réponse on September 12, 2008. CITLOI S.A.S. and ILOG S.A. have also made publicly available documents supplementing the Note d’Information and the Note en Réponse, respectively, which provide additional legal, financial and accounting information on these entities.

ILOG securityholders and other investors in the U.S. Offer are urged to read carefully the U.S. Offer to Purchase and the related documentation on Schedule TO (as updated and amended) filed by IBM and CITLOI S.A.S. and the solicitation/recommendation statement on Schedule 14D-9 (as updated and amended) filed by ILOG S.A because these documents contain important information. ILOG security holders and other investors in the French Offer are urged to read carefully the Note d’Information (as updated and amended) filed by IBM and CITLOI S.A.S. and the Note en Réponse (as updated and amended) filed by ILOG S.A. because these documents contain important information.

ILOG securityholders and other investors can obtain copies of these tender offer materials and any other documents filed with the Commission from the Commission’s website (www.sec.gov) and with the AMF from the AMF’s website (www.amf-france.org), in both cases without charge. Such materials filed by IBM and CITLOI S.A.S., and ILOG S.A. will also be available for free at IBM’s website (www.ibm.com), and at ILOG S.A.’s website (www.ilog.com), respectively.

Questions and requests for assistance may be directed to Georgeson Inc., the information agent (the “Information Agent”) (199 Water Street, 26th Floor New York, NY 10038-3650; U.S. Toll Free Number for holders of ILOG securities in the United States: (800) 334-9405; U.S. Number for banks and brokers: (212) 440-9800; European Toll Free Number: 00800 10 20 10 80) or UBS Securities LLC, the dealer manager for the U.S. Offer (the “Dealer Manager”) (1999 Avenue of the Stars, Suite 3400, Los Angeles, California 90067; (877) 566-3332). You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer. None of IBM or CITLOI S.A.S. will pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of ILOG securities pursuant to the U.S. Offer.

ILOG securityholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the Offers.